Exhibit 99.1

Molson Coors Reports 2021 Second Quarter Results

Q2 Delivers Best Quarterly Top-line Growth in More Than a Decade as Company Continues to Deliver on its Revitalization Plan and Premiumize its Portfolio

Improves Financial Flexibility, Deleverages the Balance Sheet and Reinstates a Dividend

Reaffirms 2021 Financial Guidance as Company Reinvests in the Business to Drive Long-term Revenue and Underlying EBITDA Growth

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--July 29, 2021--Molson Coors Beverage Company (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2021 second quarter.

2021 SECOND QUARTER FINANCIAL HIGHLIGHTS

  Net sales revenue increased 17.4% reported and 13.7% in constant currency, primarily due to higher financial volumes [North America increased 1.9% and Europe increased 17.8%] and higher net sales per hectoliter.
  Net sales revenue per hectoliter increased 5.0%, on a brand volume basis, primarily due to positive mix in North America and Europe, driven by channel mix and historic improvement in brand mix in the U.S., positive brand mix in Europe, plus higher net pricing, partially offset by unfavorable geographic mix.
  U.S. GAAP net income attributable to MCBC of $388.6 million, $1.79 per share on a diluted basis. Non-GAAP diluted EPS of $1.58 per share increased 1.9%.
  Underlying (Non-GAAP) EBITDA of $697.8 million decreased 1.3% in constant currency.

CEO AND CFO PERSPECTIVES

In the second quarter, we made significant progress against our revitalization plan that we laid out nearly two years ago. Above premium brand volumes reached a record-high portion of our U.S. portfolio compared to any prior quarter since the creation of the MillerCoors joint venture in 2008 and a record-high portion of our European portfolio, while we continued to invest in our capabilities, including the announcement of a new hard seltzer canning line in the U.K. and investments to quadruple our production of hard seltzer in Canada. We’re continuing to succeed in emerging markets and beyond beer, as our Latin America volume grew by triple digits versus prior year and non-alc brands like ZOA have already surpassed our expectations for the entire year. We’re also delivering on our commitment to invest in our communities and people, as we recently announced another $1.5 million investment in 33 organizations across North America dedicated to empowerment, equity and justice.

Gavin Hattersley, President and Chief Executive Officer Statement:

“This quarter represents the best results we have had since implementing our revitalization plan nearly two years ago, and it delivered the most top-line growth of any quarter in over a decade. We’ve reached the point where the investments, partnerships and product launches that were byproducts of the revitalization plan are now bearing results, and we plan to put our foot even more firmly on the gas pedal as we drive towards sustainable top- and bottom-line growth for this business.”

Tracey Joubert, Chief Financial Officer Statement:

“We are proud of our second quarter operating performance, which underscores our progress in premiumizing our product portfolio. Our work under the revitalization plan coupled with our improved financial flexibility has enabled us to invest in our business, continue to de-lever our balance sheet and to reinstate a dividend, while reaffirming our financial guidance for 2021.”

CONSOLIDATED PERFORMANCE - SECOND QUARTER 2021
	Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2021	June 30, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$2,939.4	$2,503.4	17.4%	$91.9	13.7%
U.S. GAAP Net income (loss)(1)	$388.6	$195.0	99.3%
Per diluted share	$1.79	$0.90	98.9%
Underlying Net income (loss)(2)	$343.8	$337.3	1.9%
Per diluted share	$1.58	$1.55	1.9%
Underlying EBITDA(2)	$697.8	$692.3	0.8%	$14.3	(1.3)%
	Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2021	June 30, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$4,837.8	$4,606.2	5.0%	$121.4	2.4%
U.S. GAAP Net income (loss)(1)	$472.7	$78.0	N/M
Per diluted share	$2.17	$0.36	N/M
Underlying Net income (loss)(2)	$345.4	$414.3	(16.6)%
Per diluted share	$1.59	$1.91	(16.8)%
Underlying EBITDA(2)	$977.8	$1,044.5	(6.4)%	$13.2	(7.6)%
N/M = Not meaningful
(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) attributable to MCBC and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

NET SALES DRIVERS
	Three Months Ended June 30, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	5.5%	8.2%	3.7%	17.4%	5.0%	3.1%
North America	1.9%	6.4%	1.8%	10.1%	4.7%	(1.0)%
Europe	17.8%	34.5%	17.2%	69.5%	16.6%	15.4%
	Six Months Ended June 30, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(2.4)%	4.7%	2.7%	5.0%	3.8%	(2.4)%
North America	(3.2)%	5.0%	1.3%	3.1%	3.8%	(3.6)%
Europe	—%	5.7%	10.7%	16.4%	5.9%	1.3%
(1)

Our net sales per hectoliter performance discussions are presented on a brand volume ("BV") basis, which reflects owned or actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

QUARTERLY HIGHLIGHTS (VERSUS SECOND QUARTER 2020 RESULTS)

  Net sales revenue: increased 17.4% on a reported basis, and 13.7% in constant currency primarily due to financial volume growth in the quarter, favorable brand and channel mix and positive net pricing in North America and Europe. Financial volume increased 5.5% due to improving levels of on-premise re-openings, higher above premium and core brand volumes, as well as favorable shipment timing in the U.S., partially offset by lower economy brand volumes. Net sales per hectoliter on a brand volume basis grew 5.0% in constant currency as a result of positive brand and channel mix through premiumization of the portfolio, increased on-premise re-openings and positive net pricing in North America and Europe, partially offset by unfavorable geographic mix due to the strong brand volume growth in Latin America and Europe.
  Cost of goods sold (COGS) per hectoliter: increased 8.6% on a reported basis primarily due to cost inflation, including higher transportation and packaging materials costs, unfavorable brand and channel mix associated with higher above premium volumes and on-premise re-openings, increased inventory obsolescence, cycling the prior year favorable resolution of a property tax appeal for the Golden, Colorado brewery and unfavorable foreign exchange movements, partially offset by changes to unrealized mark-to-market commodity positions, cost savings, volume leverage and cycling prior year charges for temporary "thank you" pay for certain essential North America brewery employees. Underlying COGS per hectoliter: increased 8.0% in constant currency primarily due to cost inflation, unfavorable brand and channel mix, increased inventory obsolescence and cycling the above-mentioned prior year favorable property tax appeal resolution, partially offset by cost savings and volume leverage.
  Marketing, general & administrative (MG&A): increased 30.0% on a reported basis. Underlying MG&A: increased 25.3% in constant currency due to higher investments behind our core brands and new innovations, as well as cycling targeted reductions and shifts in timing of marketing spend related to the coronavirus pandemic restrictions in the prior year.
  U.S. GAAP pretax income: increased 30.1% due to higher volumes, favorable net pricing, positive brand and channel mix, lower special items, as well as favorable unrealized mark-to-market changes on commodity positions, partially offset by higher marketing investment, as detailed above, and COGS inflation.
  Underlying EBITDA: decreased 1.3% in constant currency, due to increased marketing investment behind our core brands and new innovations, cycling targeted cost reductions in the prior year and COGS inflation, partially offset by the net sales revenue growth discussed above.
  U.S. GAAP cash from operations: net cash provided by operating activities was $748.5 million for the six months ended June 30, 2021compared to $1,059.9 million in the prior year. This decrease was primarily due to unfavorable timing of working capital and higher cash paid for taxes. Notably, working capital and cash paid for taxes benefited in the prior year from over $500 million of tax deferrals from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic.
  Underlying free cash flow: cash received of $558.2 million for the six months ended June 30, 2021, which represents a decrease in cash received of $238.2 million from the prior year, primarily due to the unfavorable timing of working capital and higher cash paid for taxes discussed above, partially offset by favorable timing of cash paid for capital expenditures.
  Debt: Total debt at the end of the second quarter of 2021 was $8.2 billion, and cash and cash equivalents totaled $1.3 billion, resulting in net debt of $6.9 billion. Continuing our commitment to deleverage, in July 2021, we repaid in full $1.0 billion 2.1% senior notes that matured on July 15, 2021 using a combination of cash on hand and proceeds from commercial paper issuances.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS SECOND QUARTER 2020 RESULTS)

North America Business

  Revenue: Net sales on a reported basis, increased 10.1% and 8.3% in constant currency due to higher net sales per hectoliter and a 1.9% increase in financial volume driven by favorable shipment timing in the U.S. where domestic shipments increased 1.2%, as well as strong performance in Latin America. North America brand volumes decreased 1.0% including a 4.0% decrease in the U.S. driven by de-prioritization of non-core SKUs in the economy segment while the above premium and premium segments grew versus prior year. Canada brand volume decreased 5.1% with continued on-premise restrictions, while Latin America grew triple digits primarily due to the lower impact of on-premise restrictions in the current quarter.

  Net sales per hectoliter on a brand volume basis increased 4.7% in constant currency due to positive brand mix in the U.S. and net pricing increases in the U.S. and Canada, partially offset by unfavorable geographic mix attributed to growing license volume in Latin America. In the U.S., net sales per hectoliter on a brand volume basis increased 6.9% including positive brand mix as we continue to premiumize our portfolio aided by innovation brands. The rate favorability, coupled with financial volume increases, resulted in an 8.2% increase in net sales revenue in the U.S. Net sales per hectoliter on a brand volume basis also increased in Canada, due to higher net pricing and positive sales mix, and in Latin America due to positive sales mix.
  U.S. GAAP pretax income: increased 4.1% on a reported basis due to net pricing increases, lower special charges, favorable brand mix in the U.S., cost savings in COGS, higher financial volumes and cycling prior year charges for temporary "thank you" pay for certain essential North America brewery employees, partially offset by higher MG&A expense and inflation within COGS, including higher transportation, brewery, and packaging materials costs, increased inventory obsolescence, as well as cycling the prior year favorable resolution of a property tax appeal for the Golden, Colorado brewery. The higher MG&A expense reflects increased marketing investment on innovation brands as well as cycling lower prior year marketing spend in areas impacted by the coronavirus pandemic.
  Underlying EBITDA: decreased 10.7% in constant currency due to the same factors as U.S. GAAP pretax income results with the exception of the lower special charges and the prior year "thank you" pay for certain essential North America brewery employees. The prior year "thank you" pay and related program costs were approximately $16 million and were excluded as non-GAAP adjustments for underlying results.

Europe Business

  Revenue: Net sales on a reported basis, increased 69.5% and 52.3% in constant currency due to higher volumes and higher net sales per hectoliter. Financial volume increased 17.8% and brand volumes increased 15.4%, due to progressive re-opening of the on-premise channel during the quarter compared to greater restrictions in the same period of the prior year. Net sales per hectoliter on a brand volume basis increased 16.6% in constant currency due to favorable channel, geographic and brand mix and positive net pricing.
  U.S. GAAP pretax income: income of $47.4 million compared to a loss of $11.0 million in the prior year due to higher financial volumes as a result of less severe restrictions in the on-premise channel related to the coronavirus pandemic across Europe, favorable channel, geographic and brand mix, positive net pricing, and the impacts of favorable foreign currency movements, partially offset by higher MG&A expenses due to lower spend in the prior year driven by cost mitigation efforts as a result of the impact of the coronavirus pandemic and higher special items charges.
  Underlying EBITDA: increased 189.0% in constant currency due to the gross profit impacts of higher financial volumes, favorable mix and positive net pricing, partly offset by higher MG&A expense.

OTHER RESULTS

Effective Income Tax Rates
(Unaudited)	Three Months Ended
	June 30, 2021	June 30, 2020
U.S. GAAP effective tax rate	25%	51%
Underlying effective tax rate(1)	20%	20%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The decrease in our second quarter U.S. GAAP effective tax rate was primarily due to lower net discrete tax expense recognized in the second quarter of 2021 compared to the second quarter of 2020, partially offset by the effect of proportionally higher pretax income in jurisdictions with a higher tax rate. The decrease in discrete income tax expense is primarily due to approximately $135 million of discrete tax expense related to the enactment of the final hybrid regulations by the U.S. Department of the Treasury recognized in the second quarter of 2020, partly offset by approximately $18 million of discrete tax expense related to remeasurement of deferred tax liabilities due to an increase in the U.K. corporate income tax rate from 19% to 25% recognized in the second quarter of 2021.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the second quarter of 2021, we recognized net special charges of $9.0 million, primarily due to asset abandonment charges related to previously disclosed brewery closures in our North America and Europe segments as well as restructuring charges related to the revitalization plan.
  Additionally during the second quarter of 2021, we recorded other non-core net benefits of $98.4 million primarily due to changes in our unrealized mark-to-market positions on commodity hedges.

2021 OUTLOOK

While uncertainty remains regarding the coronavirus pandemic, including the timing and strength of the recovery, we continue to expect the following results for the full year 2021, which we consider a year of investment:

  Net sales revenue: mid-single digit increase versus 2020 on a constant currency basis.
  Underlying EBITDA: approximately flat compared to 2020 on a constant currency basis.
  Deleverage: We intend to maintain our investment grade rating as demonstrated by our continued deleveraging actions. We expect to achieve a net debt to underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022.
  Underlying depreciation and amortization: approximately $800 million.
  Consolidated net interest expense: approximately $270 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 20% to 23% for 2021.

On July 15, 2021, our board of directors declared a regular quarterly dividend on its Class A and Class B common shares of $0.34 per share, payable September 17, 2021, to shareholders of record on August 30, 2021. Similarly, the board of directors of Molson Coors Canada Inc., an indirect wholly owned subsidiary of the company, on July 15, 2021, declared a quarterly dividend of approximately CDN$0.42 per share (the Canadian dollar equivalent of the dividend declared on Molson Coors stock) payable on September 17, 2021, to its Class A and Class B exchangeable shareholders of record on August 30, 2021. The board believes the quarterly dividend amount declared is sustainable and gives room for future increases as business performance improves.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter ended June 30, 2021, compared to the second quarter ended June 30, 2020. Some numbers may not sum due to rounding.

2021 SECOND QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2021 second quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on October 27, 2021. The Company will post this release and related financial statements on its website today.

INVESTOR CALENDAR

Reports Q3 2021 Results	October 28, 2021
Reports Q4 2021 Results	February 24, 2022

OVERVIEW OF MOLSON COORS

For over two centuries Molson Coors has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our ESG strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities, and the environment To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2021 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, impact of the cybersecurity incident, including on revenues and related expenses, future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; a breach of our information systems; our reliance on third party service providers and internal and outsourced systems; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; unfavorable legal or regulatory outcomes affecting the business; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Financial volume in hectoliters	23.823	22.586	40.040	41.014
Sales	$3,564.0	$3,029.8	$5,820.1	$5,567.6
Excise taxes	(624.6)	(526.4)	(982.3)	(961.4)
Net sales	2,939.4	2,503.4	4,837.8	4,606.2
Cost of goods sold	(1,667.9)	(1,456.6)	(2,835.3)	(2,935.6)
Gross profit	1,271.5	1,046.8	2,002.5	1,670.6
Marketing, general and administrative expenses	(681.7)	(524.5)	(1,224.6)	(1,154.2)
Special items, net	(9.0)	(64.3)	(19.9)	(150.9)
Operating income (loss)	580.8	458.0	758.0	365.5
Interest income (expense), net	(67.9)	(69.7)	(133.2)	(138.6)
Other pension and postretirement benefits (costs), net	13.0	7.6	26.0	15.1
Other income (expense), net	(3.3)	5.8	(1.9)	1.0
Income (loss) before income taxes	522.6	401.7	648.9	243.0
Income tax benefit (expense)	(132.3)	(204.5)	(176.6)	(161.2)
Net income (loss)	390.3	197.2	472.3	81.8
Net (income) loss attributable to noncontrolling interests	(1.7)	(2.2)	0.4	(3.8)
Net income (loss) attributable to MCBC	$388.6	$195.0	$472.7	$78.0

Basic net income (loss) attributable to MCBC per share:	$1.79	$0.90	$2.18	$0.36
Diluted net income (loss) attributable to MCBC per share:	$1.79	$0.90	$2.17	$0.36

Weighted average shares - basic	217.1	216.9	217.1	216.8
Weighted average shares - diluted	217.6	217.0	217.5	217.0

Dividends per share	$—	$—	$—	$0.57

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,308.9	$770.1
Accounts receivable, net	932.3	558.0
Other receivables, net	154.4	129.1
Inventories, net	749.5	664.3
Other current assets, net	457.0	297.3
Total current assets	3,602.1	2,418.8
Properties, net	4,173.8	4,250.3
Goodwill	6,156.9	6,151.0
Other intangibles, net	13,498.3	13,556.1
Other assets	1,088.8	954.9
Total assets	$28,519.9	$27,331.1
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$3,366.8	$2,889.5
Current portion of long-term debt and short-term borrowings	1,525.1	1,020.1
Total current liabilities	4,891.9	3,909.6
Long-term debt	6,701.9	7,208.2
Pension and postretirement benefits	751.8	763.2
Deferred tax liabilities	2,585.8	2,381.6
Other liabilities	352.1	447.2
Total liabilities	15,283.5	14,709.8
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.0 shares and 209.8 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.3	102.3
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.8	417.8
Paid-in capital	6,955.2	6,937.8
Retained earnings	7,016.9	6,544.2
Accumulated other comprehensive income (loss)	(1,038.1)	(1,167.8)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	12,984.8	12,365.0
Noncontrolling interests	251.6	256.3
Total equity	13,236.4	12,621.3
Total liabilities and equity	$28,519.9	$27,331.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$472.3	$81.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	403.9	494.2
Amortization of debt issuance costs and discounts	3.1	4.0
Share-based compensation	16.5	11.8
(Gain) loss on sale or impairment of properties and other assets, net	2.5	7.7
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(222.7)	40.9
Income tax (benefit) expense	176.6	161.2
Income tax (paid) received	(58.0)	(16.7)
Interest expense, excluding interest amortization	131.2	136.0
Interest paid	(122.5)	(129.8)
Change in current assets and liabilities and other	(54.4)	268.8
Net cash provided by (used in) operating activities	748.5	1,059.9
Cash flows from investing activities
Additions to properties	(211.9)	(345.1)
Proceeds from sales of properties and other assets	3.2	3.0
Other	8.6	0.6
Net cash provided by (used in) investing activities	(200.1)	(341.5)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	4.5	4.0
Dividends paid	(0.2)	(125.3)
Payments on debt and borrowings	(1.9)	(507.6)
Proceeds on debt and borrowings	—	1.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	1.4	199.8
Change in overdraft balances and other	(7.7)	(21.7)
Net cash provided by (used in) financing activities	(3.9)	(449.8)
Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	544.5	268.6
Effect of foreign exchange rate changes on cash and cash equivalents	(5.7)	(11.2)
Balance at beginning of year	770.1	523.4
Balance at end of period	$1,308.9	$780.8

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

North America	Q2 2021	Q2 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	17.986	17.648	1.9			31.088	32.104	(3.2)
Net sales(2)	$2,422.4	$2,200.2	10.1	$39.2	8.3	$4,114.4	$3,989.9	3.1	$54.0	1.8
COGS(2)	(1,448.6)	(1,302.0)	11.3			(2,561.9)	(2,434.4)	5.2
MG&A	(537.8)	(425.2)	26.5			(968.2)	(921.8)	5.0
Pretax income (loss)	$428.2	$411.5	4.1	$0.7	3.9	$572.4	$487.7	17.4	$0.9	17.2
Underlying EBITDA	$586.8	$651.8	(10.0)	$5.0	(10.7)	$891.2	$1,000.5	(10.9)	$7.2	(11.6)

Europe	Q2 2021	Q2 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	5.844	4.963	17.8			8.966	8.965	—
Net sales(2)	$520.5	$307.1	69.5	$52.7	52.3	$727.4	$624.7	16.4	$67.4	5.7
COGS(2)	(324.7)	(217.9)	49.0			(500.8)	(469.9)	6.6
MG&A	(143.9)	(99.3)	44.9			(256.4)	(232.4)	10.3
Pretax income (loss)	$47.4	$(11.0)	N/M	$4.8	N/M	$(42.0)	$(87.8)	(52.2)	$(3.5)	(56.2)
Underlying EBITDA	$100.0	$31.0	N/M	$10.4	189.0	$62.0	$26.9	130.5	$5.9	108.6

Unallocated & Eliminations	Q2 2021	Q2 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	(0.007)	(0.025)	(72.0)			(0.014)	(0.055)	(74.5)
Net Sales	$(3.5)	$(3.9)	(10.3)			$(4.0)	$(8.4)	(52.4)
COGS(2)	105.4	63.3	66.5			227.4	(31.3)	N/M
Pretax income (loss)	$47.0	$1.2	N/M	$0.1	N/M	$118.5	$(156.9)	N/M	$2.4	N/M
Underlying EBITDA	$11.0	$9.5	15.8	$(1.1)	27.4	$24.6	$17.1	43.9	$0.1	43.3

Consolidated	Q2 2021	Q2 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	23.823	22.586	5.5			40.040	41.014	(2.4)
Net sales	$2,939.4	$2,503.4	17.4	$91.9	13.7	$4,837.8	$4,606.2	5.0	$121.4	2.4
COGS	(1,667.9)	(1,456.6)	14.5			(2,835.3)	(2,935.6)	(3.4)
MG&A	(681.7)	(524.5)	30.0			(1,224.6)	(1,154.2)	6.1
Pretax income (loss)	$522.6	$401.7	30.1	$5.6	28.7	$648.9	$243.0	167.0	$(0.2)	167.1
Underlying EBITDA	$697.8	$692.3	0.8	$14.3	(1.3)	$977.8	$1,044.5	(6.4)	$13.2	(7.6)

N/M = Not meaningful
(1)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.585 million hectoliters and 0.539 million hectoliters for the three months ended June 30, 2021, respectively, and excludes royalty volume of 0.288 million hectoliters and 0.385 million hectoliters for three months ended June 30, 2020, respectively. Financial volume in hectoliters for North America and Europe excludes royalty volume of 1.152 million hectoliters and 0.898 million hectoliters for the six months ended June 30, 2021, respectively, and excludes royalty volume of 0.803 hectoliters and 0.749 hectoliters for the six months ended June 30, 2020, respectively.

(2)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	Three Months Ended
	June 30, 2021	June 30, 2020	Change
Financial Volume	23.823	22.586	5.5%
Contract brewing and wholesaler volume	(1.833)	(1.566)	17.0%
Royalty volume	1.124	0.673	67.0%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.983)	(0.218)	N/M
Total Worldwide Brand Volume	22.131	21.475	3.1%

Worldwide Brand Volume by Segment
North America	15.986	16.151	(1.0)%
Europe	6.145	5.324	15.4%
Total	22.131	21.475	3.1%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, the related tax effects and certain discrete tax items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying effective tax rate and underlying EBITDA are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	June 30, 2021	June 30, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$388.6	$195.0	99.3%
Add: Net income (loss) attributable to noncontrolling interests	1.7	2.2	(22.7)%
U.S. GAAP: Net income (loss)	390.3	197.2	97.9%
Add: Interest expense (income), net	67.9	69.7	(2.6)%
Add: Income tax expense (benefit)	132.3	204.5	(35.3)%
Add: Depreciation and amortization	201.6	237.7	(15.2)%
Adjustments included in underlying income(1)	(89.4)	20.1	N/M
Adjustments to arrive at underlying EBITDA(2)	(4.9)	(36.9)	(86.7)%
Underlying EBITDA	$697.8	$692.3	0.8%

($ in millions) (Unaudited)	Six Months Ended
	June 30, 2021	June 30, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$472.7	$78.0	N/M
Add: Net income (loss) attributable to noncontrolling interests	(0.4)	3.8	(110.5)%
U.S. GAAP: Net income (loss)	472.3	81.8	N/M
Add: Interest expense (income), net	133.2	138.6	(3.9)%
Add: Income tax expense (benefit)	176.6	161.2	9.6%
Add: Depreciation and amortization	403.9	494.2	(18.3)%
Adjustments included in underlying income(1)	(198.5)	258.6	N/M
Adjustments to arrive at underlying EBITDA(2)	(9.7)	(89.9)	(89.2)%
Underlying EBITDA	$977.8	$1,044.5	(6.4)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income (loss) attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Six Months Ended
		June 30, 2021	June 30, 2020
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$748.5	$1,059.9
Less:	Additions to properties(1)	(211.9)	(345.1)
Add/Less:	Cash impact of special items(2)	20.9	49.9
Add/Less:	Cash impact of other non-core items(3)	0.7	31.7
Non-GAAP:	Underlying Free Cash Flow	$558.2	$796.4

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the six months ended June 30, 2021 and June 30, 2020.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident, net of insurance recoveries, in North America for the six months ended June 30, 2021 and costs paid for on-premise keg sales returns and "thank you" pay for certain essential North America brewery employees for the six months ended June 30, 2020.

Effective Tax Rate Reconciliation
(Unaudited)	Three Months Ended
	June 30, 2021	June 30, 2020
GAAP Effective Tax Rate	25%	51%
Add/(less):(1)
Tax effect of special and other non-core items	(1%)	3%
Discrete tax items(2)	(4%)	(34%)
Underlying (Non-GAAP) Effective Tax Rate	20%	20%

(1)

Adjustments related to the tax effect of special and non-core items as well as discrete tax items excluded from our underlying effective tax rate such as those related to legislative activity, including expense recognized due to remeasurement of our deferred tax balances as a result of tax rate changes.

(2)

The decrease in discrete income tax expense is primarily due to approximately $135 million of discrete tax expense related to the enactment of the final hybrid regulations by the U.S. Department of the Treasury recognized in the second quarter of 2020, partly offset by approximately $18 million of discrete tax expense related to remeasurement of deferred tax liabilities due to an increase in the U.K. corporate income tax rate from 19% to 25% recognized in the second quarter of 2021.

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	Three Months Ended June 30, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,939.4	$(1,667.9)	$(681.7)	$580.8	$(3.3)	$388.6	$1.79
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	3.7	—	3.7	0.02
Impairments or asset abandonment charges	—	—	—	5.3	—	5.3	0.02
Termination fees and other (gains) losses	—	—	—	—	—	—	—
Non-Core items
Unrealized mark-to-market (gains) losses	—	(101.9)	—	(101.9)	—	(101.9)	(0.47)
Other non-core items	2.1	—	0.8	2.9	0.6	3.5	0.02
Total Special and Other Non-Core items	$2.1	$(101.9)	$0.8	$(90.0)	$0.6	$(89.4)	$(0.41)
Tax effects on special and other non-core items	—	—	—	—	—	24.5	0.11
Discrete tax items	—	—	—	—	—	20.1	0.09
Underlying (Non-GAAP)	$2,941.5	$(1,769.8)	$(680.9)	$490.8	$(2.7)	$343.8	$1.58

(In millions, except per share data) (Unaudited)	Six Months Ended June 30, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$4,837.8	$(2,835.3)	$(1,224.6)	$758.0	$(1.9)	$472.7	$2.17
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	7.3	—	7.3	0.03
Impairments or asset abandonment charges	—	—	—	10.3	—	10.3	0.05
Termination fees and other (gains) losses	—	—	—	2.3	—	2.3	0.01
Non-Core items
Unrealized mark-to-market (gains) losses	—	(223.4)	—	(223.4)	—	(223.4)	(1.03)
Other non-core items	2.1	—	2.6	4.7	0.3	5.0	0.02
Total Special and Other Non-Core items	$2.1	$(223.4)	$2.6	$(198.8)	$0.3	$(198.5)	(0.91)
Tax effect on special and other non-core items	—	—	—	—	—	47.2	0.22
Discrete tax Items	—	—	—	—	—	24.1	0.11
Underlying (Non-GAAP)	$4,839.9	$(3,058.7)	$(1,222.0)	$559.2	$(1.6)	$345.5	$1.59

Reconciliation to Underlying EBITDA by Segment
(In millions) (Unaudited)	Three Months Ended June 30, 2021
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$428.2	$47.4	$47.0	$522.6
Add/(less):
Net sales(1)	—	2.1	—	2.1
Cost of goods sold(2)	—	—	(101.9)	(101.9)
Marketing, general & administrative	0.7	0.1	—	0.8
Special items, net(3)	5.8	3.2	—	9.0
Other income/expense non-core items	0.6	—	—	0.6
Total Special and other Non-Core items	$7.1	$5.4	$(101.9)	$(89.4)
Underlying pretax income (loss)	$435.3	$52.8	$(54.9)	$433.2
Interest expense (income), net	0.4	1.6	65.9	67.9
Depreciation and amortization	153.8	47.8	—	201.6
Adjustments to arrive at underlying EBITDA(4)	(2.7)	(2.2)	—	(4.9)
Underlying EBITDA	$586.8	$100.0	$11.0	$697.8

(In millions) (Unaudited)	Six Months Ended June 30, 2021
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$572.4	$(42.0)	$118.5	$648.9
Add/(less):
Net sales(1)	—	2.1	—	2.1
Cost of goods sold(2)	—	—	(223.4)	(223.4)
Marketing, general & administrative	2.5	0.1	—	2.6
Special items, net(3)	12.3	7.6	—	19.9
Other income/expense non-core items	0.3	—	—	0.3
Total Special and other Non-Core items	$15.1	$9.8	$(223.4)	$(198.5)
Underlying pretax income (loss)	$587.5	$(32.2)	$(104.9)	$450.4
Interest expense (income), net	0.7	3.0	129.5	133.2
Depreciation and amortization	308.6	95.3	—	403.9
Adjustments to arrive at underlying EBITDA(4)	(5.6)	(4.1)	—	(9.7)
Underlying EBITDA	$891.2	$62.0	$24.6	$977.8

(1)	Includes keg sales returns adjustments related to the on-premise impacts resulting from the coronavirus pandemic.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2021, includes accelerated depreciation in excess of normal depreciation of $4.9 million and $9.7 million, respectively. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

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